Exhibit 99.1

Limestone Bank Completes Acquisition of 4 Branch Banking Centers

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 18, 2019--Limestone Bancorp, Inc. (the “Company”) (NASDAQ: LMST), parent company of Limestone Bank (the “Bank”), announced today that the Bank completed the acquisition of four branch banking centers located in the Kentucky cities of Elizabethtown, Frankfort, and Owensboro from Louisville, Kentucky based Republic Bank and Trust, a subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA). The purchase includes approximately $127 million in performing loans and $1.5 million in premises and equipment as well as approximately $132 million in customer deposits with an all-in blended deposit premium of approximately 6% or $8 million.

John T. Taylor, president and chief executive officer said, “We are thrilled with the opportunity to serve our new customers in Elizabethtown, Frankfort, and Owensboro. We are also excited to welcome nearly twenty new team members and associates to the Limestone Bank team. This acquisition allows us to further optimize our branch footprint regionally and solidifies our presence and ability to serve customers in Daviess, Hardin, and Franklin counties.”

Janney Montgomery Scott LLC acted as financial advisor to the Company and Wyatt, Tarrant & Combs, LLP acted as the Company’s legal counsel. The Company did not issue common shares in this transaction.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. The Bank serves southern and south central Kentucky from banking centers in Butler, Green, Hardin, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. The Bank also has a banking center in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements related to the expected benefits of the branch acquisition. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2018.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800